EXHIBIT 99
                                 ----------

July 28, 2004


FOR IMMEDIATE RELEASE:

CONTACT:
   Robert M. Smith, President or
   Michael L. Gampp, CFO
   ASB Financial Corp.
   503 Chillicothe Street
   Portsmouth, Ohio 45662-4015
   (740) 354-3177

ASB Financial Corp. Reports Net Earnings For The Fiscal Year and Quarter Ended June 30, 2004

Portsmouth, Ohio - ASB Financial Corp. (Nasdaq: "ASBP"), parent company of American Savings Bank, fsb, reported net earnings for the fiscal year ended June 30, 2004 of $2.0 million, or diluted earnings per share of $1.18, a decrease of $41,000, or 1.98%, from the $2.1 million, or $1.29 per diluted share in net earnings recorded for the fiscal year ended June 30, 2003.

The decrease in net earnings for the fiscal year ended June 30, 2004, was due primarily to a $472,000, or 14.6%, increase in general, administrative and other expense, reflecting increases in employee compensation and benefits and professional fees and a $34,000 or 4.6% decrease in other income. This was partially offset by increases in net interest income of $215,000, or 3.8%, and decreases in the provision for loan losses of $138,000, or 55.4% and the provision for federal income taxes of $102,000, or 12.1%. Earnings per share have decreased by 8.53% due to the decrease in net income and an increase in the number of shares outstanding. Additionally, for the fifth straight year, the Company has increased its quarterly dividend by $.01 per share to $.15, reflecting a 7.1% increase in the dividends paid to shareholders.

Net earnings for the three months ended June 30, 2004 amounted to $549,000, or diluted earnings per share of $.32, compared to net earnings of $552,000, or $.33 per diluted share for the comparable quarter in 2003.
The decrease in net earnings for the quarter ended June 30, 2004, was due primarily to decreases of $80,000 or 8.7% in general and administrative expense and $50,000 or 62.5% in the provision for losses on loans. These were offset by decreases of $21,000, or 1.4% in net interest income and $89,000, or 31.8% in other income and an increase of $28,000 or 13.0% in the provision for federal income taxes.

At June 30, 2004, ASB Financial Corp. reported total assets of $166.4 million, total liabilities of $149.0 million, including deposits of $136.8 million, and shareholders' equity of $17.4 million.

American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892.


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                             ASB Financial Corp.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)

                                                      June 30,      June 30,
                  ASSETS                                2004          2003

Cash and cash equivalents                             $  7,564      $  7,610
Investment securities                                   11,885        13,005
Mortgage-backed securities                              12,370        12,130
Loans receivable                                       129,887       114,974
Other assets                                             4,665         5,036
                                                      --------      --------

      Total assets                                    $166,371      $152,755
                                                      ========      ========

   LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                              $136,761      $130,780
Borrowings                                              10,899         4,188
Other liabilities                                        1,292         1,428
                                                      --------      --------
      Total liabilities                                148,952       136,396

Shareholders' equity                                    17,419        16,359
                                                      --------      --------

      Total liabilities and shareholders' equity      $166,371      $152,755
                                                      ========      ========


                             ASB Financial Corp.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except share data)

                                                  Three months ended          Year ended
                                                       June 30,                June 30,
                                                   2004        2003        2004        2003

Total interest income                             $2,243      $2,290      $8,953      $9,484

Total interest expense                               779         805       3,050       3,796
                                                  ------      ------      ------      ------

      Net interest income                          1,464       1,485       5,903       5,688

Provision for losses on loans                         30          80         111         249
                                                  ------      ------      ------      ------

      Net interest income after provision for
       losses on loans                             1,434       1,405       5,792       5,439

Other income                                         191         280         705         739

General, administrative and other expense            833         918       3,743       3,271
                                                  ------      ------      ------      ------

      Earnings before income taxes                   792         767       2,754       2,907

Federal income taxes                                 243         215         744         846
                                                  ------      ------      ------      ------

      NET EARNINGS                                $  549      $  552      $2,010      $2,061
                                                  ======      ======      ======      ======

      EARNINGS PER SHARE
        Basic                                     $  .33      $  .33      $ 1.21      $ 1.32
                                                  ======      ======      ======      ======

        Diluted                                   $  .32      $  .33      $ 1.18      $ 1.29
                                                  ======      ======      ======      ======